Exhibit 10.2

ELANCO ANIMAL HEALTH INCORPORATED

AND

ELI LILLY AND COMPANY

FORM OF TRANSITIONAL SERVICES AGREEMENT

Dated as of [•], 2018

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Table of Contents

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Table of Contents

(continued)

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FORM OF TRANSITIONAL SERVICES AGREEMENT

This Transitional Services Agreement (this “Agreement”), dated as of [·], 2018, is entered into by and between Eli Lilly and Company, an Indiana corporation (“Lilly”) and Elanco Animal Health Incorporated, an Indiana corporation (the “Company”) (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to that certain Master Separation Agreement by and between Lilly and the Company, dated on or about the date hereof (the “Separation Agreement”), and the Ancillary Agreements, Lilly has transferred the Animal Health Business to the Company in contemplation of the Separation and IPO;

WHEREAS, in order to provide for an orderly transition from the Animal Health Business operating as a division of Lilly to operating as a standalone publicly-traded company, Lilly and the Company have agreed to enter into this Agreement, pursuant to which Lilly or a member of the Lilly Group will continue to provide certain services to the Company Group, and the Company or a member of the Company Group will continue to provide certain services to the Lilly Group, as applicable.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the signatories covenant and agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1                                             Definitions.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation Agreement.  The following terms used herein have the following meanings:

“Aggregate Scheduled Service Margin” means an aggregate dollar amount of annualized discrepancy mutually agreed upon by the Parties.

“Approval” shall have the meaning set forth in Section 2.10.

“Approved Service Change” shall have the meaning set forth in Section 2.8(c).

“BAU Services” shall have the meaning set forth in Section 2.4.

“BAU Service Costs” means the Company Group’s proportionate share of the Costs incurred by the Lilly Group after the Effective Date in connection with the Lilly Group’s provision of the relevant BAU Services.

“Breaching Party” shall have the meaning set forth in Section 4.2(b).

“Change of Control” means any (a) change in the ownership of a Party such that a third party acquires, directly or indirectly, more than fifty percent (50%) of the voting capital stock of such Party in one or more related transactions or (b) acquisition by a third party of the right to direct management or operations of such Party whether through ownership or securities or otherwise.

“Charge Commencement Date” means October 1, 2018.

“Company Services” shall have the meaning set forth in Section 2.1(b).

“Compliance Service Change” shall have the meaning set forth in Section 2.8(d).

“Confidential Information” means, with respect to a Party, all confidential and proprietary information of such Party, any member of its Group or its or their Representatives that is provided to the other Party, any member of such other Party’s Group or its or their Representatives pursuant to this Agreement; provided that Confidential Information shall not include information that (i) is or becomes part of the public domain through no breach of this Agreement by the recipient Party or any member of its Group or its or their respective Representatives; (ii) was independently developed following the Effective Date by employees or agents of the recipient Party, any member of its Group or its or their respective Representatives who have not accessed or otherwise received the applicable information; provided that such independent development can be demonstrated by competent, contemporaneous written records of the recipient Party or any member of its Group; or (iii) becomes available to the recipient Party or any member of its Group following the Effective Date on a non-confidential basis from a third party who is not known by such Party or member of such Party’s Group to be bound directly or indirectly by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality to the disclosing Party of any member of the disclosing Party’s Group.

“Costs” means Internal Costs and Third-Party Costs, collectively.

“Effective Date” shall have the meaning set forth for such term in the Separation Agreement.

“EU VAT Directive” shall mean Council Directive 2006/112/EC.

“Exit Plan” shall have the meaning set forth in Section 2.11.

“In-Flight Projects” shall have the meaning set forth in Section 2.3.

“In-Flight Project Costs” shall have the meaning set forth in Section 2.3.

“Internal Costs” means, collectively, all:  (a) internal resource rates (as determined by the Service Provider) for employees of the Service Provider or a member of the Service Provider’s Group in the provision of the Services and; (b) all other overhead costs and other relevant indirect costs attributable to the performance of the Services (including any travel expenses).

“Lilly Excluded Services” shall have the meaning set forth in Section 2.1(a).

“Lilly Managed Control or Process” shall have the meaning set forth in Section 2.14.

“Lilly Services” shall have the meaning set forth in Section 2.1(a).

“Lilly Service Addition” shall have the meaning set forth in Section 2.6(b).

“Local Service Agreement” shall have the meaning set forth in Section 10.1.

“Local Service Lead” shall have the meaning set forth in Section 2.7.

“Losses” means any and all damages, losses, deficiencies, Liabilities (as defined in the Separation Agreement), penalties, judgments, settlements, payments, fines, charges, interest, costs and expenses, whether or not resulting from third party claims, including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder.

“Non-Breaching Party” shall have the meaning set forth in Section 4.2(b).

“Omitted Service” shall have the meaning set forth in Section 2.1(c).

“Prime Rate” means the rate last quoted as of the time of determination by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate as of such time, or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Lilly) or any similar release by the Federal Reserve Board (as determined by Lilly).

“Program Charges” means the charges for Program Services, as calculated in accordance with Exhibit E.

“Program Services” means the services identified in Exhibit E.

“Representatives” means, when used with respect to any Party, such Party’s directors, officers, employees, agents, accountants, attorneys, consultants and other advisors and representatives.

“Retained Business” shall have the meaning set forth in Section 2.1(b).

“Scheduled Fees” shall have the meaning set forth in Section 5.1(a).

“Scheduled Services” means the Lilly Scheduled Services as set forth on Exhibit A, the Company Services set forth on Exhibit C, or both of them, as the context requires.

“Scheduled Service Margin” means a dollar amount of annualized discrepancy mutually agreed upon by the Parties.

“Service Change” shall have the meaning set forth in Section 2.8(b).

“Service Exit Costs” means any Costs reasonably incurred by the Service Provider in planning and executing the migration of Services to the Service Recipient or a third party service provider or the termination or completion of Services, including joint migration planning, data extraction, final data migration, and de-commissioning or removal of any Lilly Service Addition, as applicable.  For the avoidance of doubt, any severance payments incurred by the Service Provider with respect to its employees shall not be considered Service Exit Costs.

“Service Fee” shall have the meaning set forth in Section 5.1(a).

“Service Noncompliance” shall mean the Service Provider’s failure to provide the Services in the manner set forth in Section 2.2(a) after receipt of written notice from the Service Recipient specifying the details of such noncompliance and the Service Provider’s failure to cure such noncompliance as soon as reasonably practicable but not later than thirty (30) calendar days after the Service Provider’s receipt of such notice; provided, that notwithstanding the foregoing, a Service Noncompliance shall not be deemed to occur if and to the extent the Service Provider is not able to provide the Services as a result of:  (a) acts, omissions or contingencies not under its control; or (b) the Service Provider’s performance being excused under Section 2.15.

“Service Period” shall have the meaning set forth in Section 4.1(b).

“Service Provider” means:  (a) in respect of Lilly Services, Lilly or the applicable member of the Lilly Group; and (b) in respect of Company Services, the Company or the applicable member of the Company Group.

“Service Recipient” means:  (a) in respect of Lilly Services, the Company or the applicable member of the Company Group; and (b) in respect of Company Services, Lilly or the applicable member of the Lilly Group.

“Service Recipient Change” shall have the meaning set forth in Section 2.8(e).

“Services” means Lilly Services (including Lilly Scheduled Services, In-Flight Projects, Program Services and BAU Services), Company Services, or both of them, as the context requires.

“Set-Up Costs” means any Costs incurred by the Service Provider after the Effective Date in connection with preparation activities reasonably required to make Services available to the Service Recipient.

“Term” shall have the meaning set forth in Section 4.1(a).

“Third Party Claim” shall have the meaning set forth in Section 8.1.

“Third-Party Costs” means all payments by the Service Provider to third parties, other third-party costs or fees, and any other out-of-pocket expenses of the Service Provider reasonably determined to be attributable to the provision of the Services.

“Third Party Recipient” shall have the meaning set forth in Section 2.8(e).

“TSA Executive” shall have the meaning set forth in Section 2.7.

“TSA Manager” shall have the meaning set forth in Section 2.7.

“VAT” means:  (a) any tax imposed in compliance with the EU VAT Directive; and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, the tax referred to in the foregoing clause (a), or imposed elsewhere.

ARTICLE II

SERVICES; STANDARD OF PERFORMANCE

SECTION 2.1                                             Services.

(a)                                 Subject to the terms and conditions of this Agreement, Lilly shall use reasonable efforts to provide, or cause a member of the Lilly Group to provide, to Company and the applicable members of the Company Group (i) the services identified in Exhibit A, as such Exhibit A may from time to time be supplemented or modified in accordance with the provisions of this Agreement, and (ii) all services historically attendant to the provision of such identified services in (i) to the Animal Health Business by Lilly in the ordinary course in the twelve (12) months preceding the Effective Date ((i) and (ii) the “Lilly Scheduled Services”), along with the BAU Services, Program Services (if approved in accordance with Section 2.5) and In-Flight Projects (identified in Exhibit D) (such BAU Services, Program Services and In-Flight Projects collectively with the Lilly Scheduled Services, the “Lilly Services”).  It is understood that the Lilly Services do not include, and Lilly will not be obligated hereunder to perform or provide to Company or any members of the Company Group, any services not described herein or expressly set forth in Exhibit A, including, but not limited to, those services set forth in Exhibit B (the “Lilly Excluded Services”).  The provision to the Company or any member of the Company Group of the Lilly Excluded Services shall be discontinued on the Effective Date.

(b)                                 Subject to the terms and conditions of this Agreement, Company shall use reasonable efforts to provide, or cause a member of the Company Group to provide, to Lilly and the Lilly Group (i) the services identified in Exhibit C, as such Exhibit C may from time to time be supplemented or modified in accordance with the provisions of this Agreement, and (ii) all services historically attendant to the provision of such identified services in (i) to any businesses of Lilly other than the Animal Health Business (the “Retained Business”) in the ordinary course in the twelve (12) months preceding the Effective Date ((i) and (ii) the “Company Services”).  It is understood that the Company Services do not include, and the Company will not be obligated hereunder to perform or provide to Lilly or any member of the Lilly Group, any services not described herein or expressly set forth in Exhibit C.  The provision to Lilly or any member of the Lilly Group of any such services shall be discontinued on the Effective Date.

(c)                                  The Service Recipient may, during the five (5) month period following the Effective Date, request that the Service Provider provide any service (excluding Program Services, requests for which shall be governed by Section 2.5) that:  (i) is not a Scheduled Service set forth in Exhibit A or Exhibit C (as applicable) or an In-Flight Project in Exhibit D;

(ii) was provided to the Animal Health Business or the Retained Business, as applicable, in the twelve (12) month period preceding the Effective Date; (iii) the Service Recipient believes is necessary to ensure the continuity of the Animal Health Business or the Retained Business, as applicable; and (iv) is not a Lilly Excluded Service set forth in Exhibit B (each such service an “Omitted Service”) by providing such request in writing to the Service Provider.  The Service Provider shall have the right, in its sole discretion, to determine whether any Omitted Service request should be approved.  If the Service Provider does approve any such request, the Parties shall, as promptly as reasonably practicable, negotiate in good faith with respect to the scope and duration of such Omitted Service and any other terms as reasonably required, and upon reaching agreement in that negotiation, the Parties shall amend Exhibit A,  Exhibit C or Exhibit D to include the Omitted Service and the Omitted Service shall be deemed included in the definition of Lilly Services or Company Services, as applicable, from and after the date of such amendment. Unless otherwise expressly agreed by the Parties, the Service Fees for any Omitted Services shall be in accordance with the pricing principle set forth in Section 5.1.

SECTION 2.2                                             Standard and Manner of Performance.

(a)                                 Except as otherwise provided herein or set forth on Exhibit A, Exhibit C or Exhibit D, the Service Provider shall use reasonable efforts to provide:  (i) the Services in accordance with applicable Law, at standards of performance and with the degree of care and skill substantially consistent with the standards of performance and degree of care and skill used to provide the Services to the Animal Health Business or the Retained Business, as applicable, in the twelve (12) months preceding the Effective Date; and (ii) the Program Services in accordance with applicable Law, at standards of performance and with a degree of care and skill substantially consistent with the standards of performance and degree of care and skill used to provide similar services to the Retained Business in the twelve (12) months preceding the Effective Date.

(b)                                 The Service Provider shall have the right to perform its obligations under this Agreement through one or more of its Subsidiaries, and each of the foregoing may hire third party service providers to perform any of the Service Provider’s obligations hereunder, including to provide all or part of any Service hereunder; provided, however, that the Service Provider shall in all cases retain responsibility for the provision to the Service Recipient of the Services in accordance with this Agreement.

(c)                                  As between the Parties, except as otherwise agreed by the Parties in writing, the Service Provider shall have sole discretion and authority with respect to designating, employing, assigning, compensating and discharging personnel and third party service providers in connection with performance of the Services.  All such personnel and third party service providers so assigned to perform the Services shall be appropriately skilled and qualified to do so as reasonably determined by the Service Provider.

(d)                                 Notwithstanding anything to the contrary herein, but subject to the Service Provider’s obligations to provide Services under this Agreement, the Service Provider shall not be required to expand or modify any facilities, incur any capital expenditures, acquire any additional equipment or software, or retain any specific personnel or third party service providers in connection with its obligation to provide Services hereunder.

SECTION 2.3                                             In-Flight Projects.  Company shall, and shall procure that its Subsidiaries shall, participate in the projects set forth in Exhibit D (the “In-Flight Projects”).  Company shall pay Lilly a proportionate share of the Costs incurred by the Lilly Group in implementing the In-Flight Projects, as set forth in Exhibit D (the “In-Flight Project Costs”) in accordance with Section 5.1.

SECTION 2.4                                             Business As Usual Services.  As set forth in Section 2.1(a), Lilly or a member of the Lilly Group shall, as part of the provision of the Lilly Services, provide the services ordinarily carried out by the Lilly Group as business as usual activities and such other measures undertaken by the Lilly Group that are implemented across a material proportion of the Retained Business for the benefit of the Lilly Group and which are required to be provided in connection with the provision of the Lilly Services (the “BAU Services”).  Company shall pay Lilly BAU Service Costs in accordance with Section 5.1.

SECTION 2.5                                             Program Services.  To the extent that Company desires to receive (or desires that a member of the Company Group receive) a Program Service, it shall submit a written request to Lilly for the provision of such Program Service in the form set forth in Exhibit F.  Any such Program Service shall only be provided upon written consent of Lilly and shall be charged as a Program Charge in accordance with Exhibit E or as otherwise agreed upon by the Parties. Company shall pay Lilly Program Charges in accordance with Section 5.1.

SECTION 2.6                                             Protection of Lilly Information.

(a)                                 In providing Lilly Services to the Company Group, Lilly or the applicable member of the Lilly Group shall have the right to implement reasonable services, processes and business activities under which there will be no greater material risk or disruption to the relevant Service Provider than would exist in the absence of the provision of such Lilly Services.

(b)                                 If, in connection with the provision of any Lilly Service under this Agreement, Lilly or the applicable member of the Lilly Group needs to implement any modifications or enhancements, including information technology connections, firewalls or the like (“Lilly Service Additions”) prior to the provision of any such Lilly Service and specifically in connection with the provision of any such Lilly Service and that would otherwise not need to be implemented in the absence of the provision of such Lilly Service, Lilly shall provide the Company with written notice of such Lilly Service Addition and the Costs of such implementation ninety (90) calendar days prior to the implementation of such Lilly Service Addition.  The Company shall have thirty (30) calendar days from the date of receipt of such notice to provide Lilly with written confirmation as to whether it desires for such Lilly Service Addition to be implemented.  If the Company does not timely provide such confirmation or otherwise confirms that it does not desire such Lilly Service Addition to be implemented, Lilly shall not implement such Lilly Service Addition and shall thereafter have no obligation to provide the relevant Lilly Service under this Agreement.  If the Company does timely provide such confirmation that it desires such Lilly Service Addition to be implemented, the Costs of implementing such measures shall be borne by Company and incorporated into the relevant Service Fee.

SECTION 2.7                                             Governance.  Each Party shall designate:  (a) a local representative with overall responsibility for managing day-to-day service and dealing with operational matters at a local level with respect to each of the local jurisdictions in which Services shall be provided (each, a “Local Service Lead”); (b) global function leads for each functional category of Services (each, a “Global Function Lead”); and (c) one (1) individual to be the primary liaison between the Parties for the provision of and the transfer of responsibility for the Services (each, a “TSA Manager”).  A Party may replace any of its Local Service Leads, Global Function Leads or TSA Manager at any time upon written notice to the other Party.  The Parties agree that any issues arising under this Agreement (including in relation to a particular Service) will be raised first between the Local Service Leads responsible for the local jurisdiction of the relevant Service and then to the Global Function Leads responsible for the relevant Service function before being referred to the TSA Managers.  All of the Local Service Leads and Global Function Leads, under the direction of the TSA Managers, shall meet regularly in person, telephonically, or as they otherwise agree, at regular intervals agreed by the TSA Managers during the Term, to discuss any issues arising under this Agreement that have not been resolved by the Local Service Leads and Global Function Leads and the need for any modifications or additions to this Agreement.  Each Party shall designate a senior executive to supervise the activity of the relevant TSA Managers (the “TSA Executive”).  The TSA Executives shall meet at least quarterly during the Term in person, telephonically or as they otherwise agree, to review delivery of Services and resolve disputes (in accordance with Article IX) and perform such other activities as the TSA Executives may agree.

SECTION 2.8                                             Service Changes.

(a)                                 Subject to Section 2.8(b) and Section 2.8(c) (as applicable), the Service Provider shall be required to provide the Services only for the benefit of the Service Recipient, and if any Service was provided by the Service Provider to the Animal Health Business or the Retained Business, as applicable, only of the same scope, and only for the same volume of Services (plus any organic internal growth in such volume that is reasonably expected as of the Effective Date), and only to the same locations, that such Services were provided by the Service Provider to the Animal Health Business or the Retained Business, as applicable, in the ordinary course as of the Effective Date.

(b)                                 To the extent that Service Recipient desires a change to the scope or volume of a Scheduled Service from the scope or volume at which such Scheduled Service was provided by the Service Provider to the Animal Health Business or the Retained Business, as applicable, in the ordinary course as of the Effective Date (a “Service Change”), it shall submit such a written request for such Service Change to the Service Provider in the form set forth in Exhibit F.  Any Service Change shall only be implemented upon written consent of the Service Provider, to be granted in its sole discretion; such consent will include, if applicable, a good faith agreement in writing by both Parties of the increase or decrease in Service Fees as a result of such Service Change. All Costs incurred by Service Provider (other than those already included in any changed Service Fees) in providing such changed scope or volume of Scheduled Services shall be borne by the Service Recipient.

(c)                                  To the extent that Service Recipient desires to change the location to which:  (i) any Scheduled Service is provided from the location to which such Scheduled Service was provided by the Service Provider to the Animal Health Business or the Retained Business, as applicable, in the ordinary course as of the Effective Date; or (ii) any In-Flight Project, BAU Service or Program Service is initially provided (each of (i) and (ii) an “Approved Service Change”), it shall submit written notice of such Approved Service Change to Service Provider, and the Parties will work together in good faith to implement such Approved Service Change, including agreeing in good faith in writing as to the increase or decrease in Service Fees as a result of such Approved Service Change. All Costs incurred by Service Provider (other than those already included in any changed Service Fees) in providing such relocation of Services shall be borne by the Service Recipient.

(d)                                 To the extent that the Service Recipient believes in good faith that a change to the term or scope of a Service or the relocation of a Service is required to remain in compliance with applicable Law (a “Compliance Service Change”), it shall submit a written request for such Compliance Service Change to the Service Provider in the form set forth in Exhibit F.  If the Service Provider agrees that such Compliance Service Change is so required, the Parties will work together in good faith to implement such Compliance Service Change, including agreeing in good faith in writing as to the increase or decrease in Service Fees as a result of such Compliance Service Change.  If the Service Provider does not agree that such Compliance Service Change is so required and the Service Recipient still desires such Compliance Service Change, the Service Recipient shall provide the Service Provider with a good faith written opinion from a relevant subject matter expert which confirms that such Compliance Service Change is so required.  After the Service Provider has had opportunity to review such opinion and engage, as necessary, with the subject matter expert, such Compliance Service Change shall only be implemented upon written consent of the Service Provider, to be granted in its sole discretion; such consent will include, if applicable, a good faith agreement in writing by both Parties of the increase or decrease in Service Fees as a result of such Compliance Service Change.  All Costs incurred by the Service Provider (other than those already included in any changed Service Fees) in providing any changed scope or volume or relocation of Services shall be borne by the Service Recipient.

(e)                                  To the extent that a Service Recipient desires to pass through its receipt of a Service to a third party (“Third Party Recipient”) in connection with a sale or divestiture of a business, product or asset to such Third Party Recipient (whether by sale, license or otherwise) (a “Service Recipient Change”), it shall submit a written request for such Service Recipient Change to the Service Provider in the form set forth in Exhibit F.  Any Service Recipient Change shall only be allowed upon written consent of the Service Provider, to be granted in its sole discretion; with the understanding that the Service Provider anticipates that any such consent would only be granted on condition that the Service Recipient enters into a written agreement (such agreement to be approved in advance by the Service Provider) with the Third Party Recipient whereby such Third Party Recipient agrees to be bound by terms and conditions that are no less restrictive than those set forth in this Agreement.  The Service Recipient shall continue to be fully liable to the Service Provider (including for the payment of all Service Fees related to the relevant Service being passed through to the Third Party Recipient) and, as between the Parties, to all other Persons, for the failure of any Third Party Recipient to comply with such written agreement to the same extent that the Service Recipient would have been had the Service Recipient failed to comply with this Agreement.  Any such written agreement shall automatically terminate upon the termination of this Agreement or the relevant Service that is being passed through to such

Third Party Recipient.  The Service Provider’s consent of any Service Recipient Change shall also be conditioned upon a ten percent (10%) surcharge on the relevant Service Fees.  All Costs incurred by the Service Provider (other than those already included in any changed Service Fees) in allowing the Service Recipient’s pass-through of any Service to a Third Party Recipient (including the implementation of any new services or protections that are required by the Third Party Provider) shall be borne by the Service Recipient.

SECTION 2.9                                             Changes to the Manner of Performance.  The Service Provider may make changes from time to time in the manner of performing the Services if it is making similar changes in performing services for itself or its Subsidiaries; provided that the Service Provider: (a) may not terminate any Service, except pursuant to Article IV; and (b) will use reasonable efforts to provide the Service Recipient with at least ninety (90) calendar days’ prior written notice of any such changes that are material to the Service Recipient’s operation of its business.  Nothing in this Agreement shall require the Service Provider to provide Services at a level that is greater than the level at which the Service Provider is then providing comparable services to itself or its Subsidiaries; provided, however, that if the Service Provider ceases to provide such a comparable service to itself or its Subsidiaries, then the Service Provider shall, until expiration or termination in accordance with Article IV, continue to provide such Services to the Service Recipient at the same level at which such Services are then being provided to the Service Recipient.

SECTION 2.10                                      Third Party Terms and Conditions; Consents.  Each Service Recipient hereby acknowledges and agrees that the Services provided by the Service Provider through third party service providers or using third party assets, including Intellectual Property, are subject to the terms and conditions of any applicable agreements with such third parties.  Additionally, all Service Recipients shall cooperate with and assist each relevant Service Provider in obtaining any consent, authorization, order or approval of, or any exemption by, any third party (each an “Approval”) required to be obtained by the Service Provider (or its Subsidiaries) or made by third party service providers for the performance of the Service Provider’s obligations under this Agreement, including any Approval, the need for which may arise as the result of the Company no longer qualifying as a Subsidiary or Affiliate of Lilly from and after the Distribution or Other Disposition.  Notwithstanding the foregoing, (a) neither Party shall be obligated to incur any cost to obtain any such Approval, except that if any monies must be expended to pay for an Approval, or for the assignment of or for the purchase of any Intellectual Property or other assets to provide the Services to the Service Recipient, such costs shall be borne by the Service Recipient; (b) in no event shall the Service Recipient communicate directly with any relevant third party with respect to any Approval without the Service Provider’s written consent; and (c) with respect to any Service identified as a “Real Estate” Scheduled Service in Exhibit A or Exhibit C (as applicable), the Service Provider shall seek any relevant Approvals only to the extent such Service Provider, in good faith, deems such course of action to be advisable, taking into consideration certain business factors, including the relevant Service Period and the potential difficulty or consequence of requesting such Approvals.  If the Service Provider is unable to obtain any Approvals required hereunder, the Parties shall use commercially reasonable efforts to: (i) negotiate in good faith reasonable modifications of the Services, if practicable, such that such Approvals are not required; and (ii) implement any such modifications. The Service Provider will not be in breach of this Agreement as a result of any non-performance of, or other effect upon, any applicable Services as a result of any failure to obtain any Approvals, so long as it has otherwise complied with this Section 2.10.

SECTION 2.11                                      Transitional Nature of Services; Exit Plan and Assistance.  The Parties hereto acknowledge the transitional nature of the Services.  Accordingly, as promptly as practicable following the execution of this Agreement, each Party agrees to use its reasonable best efforts to make a transition of each Service to its own internal organization or to obtain alternate third party sources to provide the Services.  In connection therewith, each Party shall comply with all provisions of the detailed written exit plan which sets forth how all members of such Party’s Group will transition from each of the Scheduled Services provided to such Party hereunder in a timely and efficient manner without material risk or disruption to either Company or Lilly and no later than the expiration of the relevant Service Period for each such Scheduled Service (each, an “Exit Plan”).  Each Party’s Exit Plan for each Scheduled Service it receives hereunder shall be provided to the other Party no later than October 31, 2018, for any Scheduled Service scheduled to be terminated (in whole or in part) in calendar year 2019. For any Scheduled Service scheduled to be terminated (in whole or in part) on or after January 1, 2020, the Party receiving Services shall provide a preliminary Exit Plan to the other Party no later than March 31, 2019 (which contains, at a minimum, such Party’s good faith estimate of the exit or termination date for such Scheduled Service) and a final and binding Exit Plan no later than June 30, 2019 (which contains an exit or termination date that is substantially the same as the exit or termination date provided for such Scheduled Service in the preliminary Exit Plan).  Each Exit Plan shall be subject to the other Party’s written approval, which shall not be unreasonably withheld or delayed.  Each Party shall, at the other Party’s sole cost and expense, provide the other Party with assistance reasonably necessary to transition the Scheduled Services in accordance with the Exit Plan; provided that each Party shall only be obligated to provide such assistance that is set forth in the Exit Plan.  The specific services and timing in connection with such assistance shall be as mutually agreed to by the Parties.  Any Costs incurred by each Party in connection with providing such assistance shall be a Service Exit Cost and shall be paid by the other Party in accordance with Section 5.1.  For clarity, notwithstanding the foregoing, neither Party shall be obligated to provide any services that either: (a) such Party cannot provide using its then-current ordinary course resources and capabilities, giving due consideration to other obligations; or (b) the other Party is reasonably able to provide to itself or that are reasonably obtainable from third party service providers.  The foregoing assistance is deemed a “Service” for purposes of this Agreement.

SECTION 2.12                                      Cooperation.

(a)                                 The Service Recipient agrees that it shall timely provide to the Service Provider, at no cost to the Service Provider, access to such personnel, facilities, assets and information, books and records of the Service Recipient, and provide timely decisions, approvals and acceptances, in each case as may be reasonably necessary to enable the Service Provider to perform its obligations under this Agreement in a timely and efficient manner.

(b)                                 Without limiting the foregoing in this Section 2.12, each Party shall use commercially reasonable efforts to cooperate with the other Party in all matters relating to the provision and receipt of the Services and to minimize the expense, distraction and disturbance to each Party, and shall perform all obligations hereunder timely and in good faith and in accordance with principles of fair dealing.  Such cooperation shall include: (i) the execution and delivery of such further instruments or documents as may be reasonably requested by the other Party to enable the full performance of each Party’s obligations hereunder; and (ii) notification of the other Party in advance of any changes to a Party’s operating environment or personnel, and working with the other Party to minimize the effect of such changes.

SECTION 2.13                                      Compliance.

(a)                                 The Services provided hereunder may be provided to all members of the Company Group or the Lilly Group, as applicable, and the receipt of the Services may involve the Company Group’s or the Lilly Group’s, as applicable, third party service providers, subcontractors and consultants.  Each Party shall be responsible for its Subsidiaries’, and its and their third party service providers’, subcontractors’ and consultants’, compliance with the terms and conditions of this Agreement.

(b)                                 Each Party acknowledges and agrees that the other Party shall not be required to provide any Service to the extent that the provision of such Service would require any member of the Lilly Group or the Company Group, as applicable, or any of their respective directors, officers, employees or agents to violate:  (i) any applicable Laws (including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010); or (ii) any internal policies or procedures.  Each Party shall at all times comply with all applicable Laws in connection with the provision and receipt of Services.

(c)                                  Unless otherwise agreed by the Parties in writing, each Party shall and shall cause each member of the Company Group or the Lilly Group, as applicable, receiving Services hereunder to follow the policies, procedures, regulations and/or good industry practice (e.g., in accordance with ISO 27001, ISO 27017, ISO 27018, or industry best standards) with respect to the Services followed by the Service Provider, including those in effect immediately prior to the Effective Date and any changes thereto required due to changes in applicable Law (or changes in the interpretation or enforcement of applicable Law) or due to the Transactions following the Effective Date.  Without limiting the foregoing, in connection with Services related to reimbursement of personnel time or expenses, each Party agrees that it shall audit and monitor such reimbursements for improper activity.  Without limiting the foregoing, the Service Recipient shall comply with all Service Provider policies, procedures, regulations, and good industry practice (e.g., in accordance with ISO 27001, ISO 27017, ISO 27018, or industry best standards) relating to the continuity of business, including information technology and security requirements and information protection reasonably requested by Service Provider.  Each Party shall comply with and shall cause each member of the Company Group or the Lilly Group, as applicable, to comply at all times with all applicable Laws in connection with the Services and the operation of the Animal Health Business or the Retained Business, as applicable, from and after the Effective Date.  Any costs or expenses associated with any compliance-related audit of a Party or any member of the Company Group or the Lilly Group, as applicable, shall be borne by such audited Party if any material non-compliance is found, and borne by such auditing Party if the audited Party is found to be materially compliant.

SECTION 2.14                                      Internal Audits of Lilly Managed Controls and Processes.  The Parties acknowledge and agree that Lilly will, in the ordinary course of its business, conduct audits and testing of certain controls, processes and procedures that relate to the Lilly Services provided to Company under this Agreement (a “Lilly Managed Control or Process”).  Lilly agrees that as soon as reasonably practicable following the completion of such audit and testing, Lilly will provide Company with reasonable access to the audit or controls testing documentation for any such Lilly Managed Control or Process that is material to the Company’s business.  Notwithstanding the foregoing, Lilly’s responsibility shall be limited to providing reasonable access to audit or controls testing documentation it creates in the ordinary course of its business and Lilly shall have no responsibility to conduct any particular audit or testing, create any specific documentation or to provide any interpretation of testing results, determination of the level of any potential deficiencies, risk assessments or materiality determinations (and, for clarity, the use of any such information provided by Lilly is solely Company’s responsibility, without limiting the last sentence of this Section 2.14).  To the extent required by Company in connection with its auditing requirements, Company shall have the right to perform or have Lilly perform, in each case at Lilly’s option and upon reasonable written notice, an audit and testing of any Lilly Managed Control or Process.  If Lilly agrees that Company may perform such audit and testing then, upon reasonable written notice to Lilly, Lilly shall permit Company representatives access during reasonable business hours and such audit may include reasonable testing procedures to cover key financial and information technology controls within Lilly Managed Controls or Processes, provided that, if any such audit or testing could provide or result in Company having access to any sensitive Information (as defined in the Separation Agreement) of Lilly (including CFR, tax and transfer pricing information), Lilly may request that Company appoint an independent third party audit firm reasonably acceptable to Lilly to conduct such audit and testing.  All costs of any such audits, including the costs of a third party audit firm, shall be borne by Company.  Within thirty (30) calendar days of completing such audit, Company shall submit a report to Lilly with its findings.  Any information obtained or observed by Company during an audit shall be subject to the confidentiality obligations set forth in Article III of this Agreement.  For clarity, unless the remediation or modification is necessitated by a change or discontinuation in Lilly Service or other action by Lilly, Lilly shall have no responsibility to conduct any remediation or modification of any Lilly Managed Control or Process unless otherwise agreed to by Lilly in advance in writing in each instance, and, if any such remediation or modification (to the extent so agreed by Lilly) is primarily for the benefit of Company, Company shall reimburse any Costs incurred by Lilly or a member of the Lilly Group in connection therewith.

SECTION 2.15                                      Dependencies.

(a)                                 To assist the Service Provider in performing the Services, each Service Recipient shall use reasonable efforts to satisfy any dependencies identified by the Service Provider to such Service Recipient that are applicable to the Service Provider’s performance of such dependent Services.

(b)                                 The Service Provider shall not be liable to the Service Recipient for any failure to perform a Service, in whole or in part, to the extent that:

(i)                                     such failure has been caused by the Service Recipient’s failure to satisfy a dependency identified to the Service Recipient; or

(ii)                                  the Service Recipient’s gross negligence or willful misconduct has otherwise caused or contributed to such failure.

(c)                                  If the Service Provider’s performance of its obligations under this Agreement is excused under Section 2.15(b), then the Service Provider shall:

(i)                                     notify the Service Recipient of the Service Recipient’s failure to satisfy the dependency, or such other instance of gross negligence or willful misconduct, promptly after it becomes aware of them;

(ii)                                  continue to perform those of its obligations under this Agreement that are not prevented by the Service Recipient’s failure to satisfy the dependency or such other relevant instance of gross negligence or willful misconduct; and

(iii)                               no longer be obligated to provide such excused Service, in whole or in part, as applicable, during the period in which the relevant dependency(ies) are not satisfied in accordance with Section 2.15(a) or the Service Recipient’s gross negligence or willful misconduct continues.

(d)                                 The Service Provider may, in providing Services, rely on the provision of instructions, data and information to it by the Service Recipient. The Service Provider shall not have any liability to the Service Recipient in connection with this Agreement whether in contract, tort (including negligence) or otherwise for Costs suffered or incurred by either Party as a result of:  (i) the inaccuracy, insufficiency or incompleteness of the instructions, data or information provided by the Service Recipient; or (ii) the Service Provider’s fulfillment of any Service Recipient request in connection with this Agreement.

ARTICLE III

CONFIDENTIALITY

SECTION 3.1                                             Confidentiality.

(a)                                 Each Party shall (and shall cause its Subsidiaries to) keep confidential any Confidential Information of the other Party or its Subsidiaries disclosed in connection with this Agreement, except as expressly agreed upon in writing by the other Party.

(b)                                 The confidentiality obligations in Section 3.1(a) shall not apply to information which any Party or Subsidiary can demonstrate is required to be disclosed by applicable Law or the rules of any stock exchange or any Governmental Authority provided that in this event the Party which is obliged to disclose shall to the extent permitted by applicable Law use its commercially reasonable efforts to consult with the other Party in advance as to its form, content and timing.

(c)                                  Each of the Parties undertakes that it (and its respective Subsidiaries) shall only disclose Confidential Information to its Representatives if it is reasonably required for purposes connected with this Agreement and only if the Representatives are informed of the confidential nature of the Confidential Information and the confidentiality obligations related thereto.  Each Party shall, and shall cause its Subsidiaries and its and their Representatives not to use or permit the use of, any Confidential Information of the other Party, except in furtherance of the exercise of such Party’s (or its Subsidiary’s or its or their Representative’s) rights and the performance of such Party’s (or its Subsidiary’s or its or their Representative’s) obligations under this Agreement.

(d)                                 If this Agreement terminates or expires, except as and solely to the extent required to remain in compliance with applicable Law, each Party shall (and shall cause its Subsidiaries and its and their Representatives to) as soon as practicable on request by the other Party:

(i)                                     return to the other Party all written documents and other materials relating to this Agreement (including any Confidential Information) which the other Party (or its Subsidiaries or its or their Representatives) has provided to it, its Subsidiaries or its or their Representatives, or which has been provided on the other Party’s (or its Subsidiaries’ or its or their Representatives’) behalf, without keeping any copies of them;

(ii)                                  destroy all information or other documents derived from the other Party’s or its Subsidiaries’ or its or their Representatives’ Confidential Information; and

(iii)                               so far as it is practicable to do so, expunge the other Party’s Confidential Information from any of its computers, word processors or other devices.

ARTICLE IV

TERM; TERMINATION

SECTION 4.1                                             Term and Service Periods.

(a)                                 This Agreement shall become effective upon the Effective Date and expire upon the expiration or termination of the last Service to expire or be terminated (the “Term”), unless earlier terminated in connection with Section 4.2(b) or Section 4.2(c).

(b)                                 The Parties agree that, except as otherwise provided in this Agreement, each Scheduled Service shall commence on the Effective Date and shall terminate at the expiration of the “Service Period” set forth in Exhibit A or Exhibit C with respect to such Scheduled Service (each a “Service Period”), unless earlier terminated pursuant to Section 4.2.

(c)                                  Unless otherwise agreed by the Parties in writing, at any time at least six (6) months prior to the expiration of the initial Service Period for a Scheduled Service, a Party may request that the initial Service Period for such Scheduled Service be extended, with any approval of such request for a Service Period extension being subject to the Service Provider’s sole discretion; provided, however, that the Service Provider shall have no obligation whatsoever to provide any Scheduled Service beyond a period of two (2) years after the expiration of the initial Service Period for such Scheduled Service.  If a Party desires to request that any approved extended Service Period be extended again, it must request such extension at least ninety (90) days prior to the expiration of the extended Service Period, and any approval of such request shall be subject to the Service Provider’s sole discretion.  In the event that Service Provider approves of either of the foregoing types of requests, the Parties shall amend Exhibit A or Exhibit C to extend the relevant Service Period and amend the Service Fees in accordance with Section 5.1(c), and such extended Service Period and amended Service Fees shall be deemed applicable from and after the date of such amendment.

SECTION 4.2                                             Termination.

(a)                                 The Service Recipient may, in good faith, request termination of a Service (in whole or in part) by submitting a written request to the Service Provider at least ninety (90) calendar days (or any longer period that may be set forth for such Scheduled Service in Exhibit A or Exhibit C, if applicable) prior to the date that the Service Recipient desires such Service to terminate and cease being provided.  The Service Provider shall have thirty (30) calendar days (after receipt of such request) to review and provide the Service Recipient with a good faith estimate of the related Service Exit Costs (including the Service Exit Costs described in this Section 4.2(a)) that would be incurred in connection with such termination.  The Service Recipient shall then have thirty (30) calendar days (after receipt of such disclosed estimated Service Exit Costs) to provide the Service Provider with written confirmation as to whether it desires such requested termination of a Service.  If the Company does not timely provide such confirmation or otherwise confirms that it does not desire for such termination of a Service, the Service shall continue to be provided.  If the Company does timely provide such confirmation that it desires that such Service be terminated, the Service Provider shall have thirty (30) calendar days after receipt of such confirmation to approve such request in its sole discretion in accordance with the approach set forth in Exhibit G.  If the Service Provider approves any such request, the Service Recipient shall pay (in accordance with Section 5.1): (i) any Costs incurred by the Service Provider in connection with terminating such Service and (ii) in addition to the Costs set forth in (i), if such Service is identified as a “Real Estate” Scheduled Service in Exhibit A or Exhibit C (as applicable), any Service Fees the Service Recipient would have been required to pay in connection with its receipt of such “Real Estate” Scheduled Service under the relevant full Service Period.  Each of the foregoing in (i) and (ii) shall be treated as Service Exit Costs.  Upon the termination of a Service, the Service Recipient shall pay all undisputed amounts accrued for the relevant Service Fees that have not yet been paid.  In addition, the Service Recipient shall pay all Service Fees that it would have otherwise been required to pay for such Service for the entire calendar month in which the relevant termination takes effect.  For the avoidance of doubt, no Service Fees shall be charged for a terminated Service beginning on the first (1st) day of the calendar month following the calendar month in which such termination has taken effect.

(b)                                 Either Party (the “Non-Breaching Party”) may terminate this Agreement at any time upon prior written notice to the other Party (the “Breaching Party”) if the Breaching Party has failed (other than pursuant to Section 11.8) to perform any of its material obligations under this Agreement, and such failure shall have continued without cure for a period of thirty (30) calendar days (or with respect to any failure by the Service Recipient to make any undisputed payment as provided for under this Agreement, five (5) Business Days) after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching Party seeking to terminate this Agreement.  For the avoidance of doubt, each Party’s obligations under Section 2.10 shall be deemed to be material obligations under this Agreement.

(c)                                  Either Party may terminate this Agreement at any time upon prior written notice to the other Party if the other Party undergoes a Change of Control.

SECTION 4.3                                             Effect of Expiration and Termination; Accrued Rights; Survival.

(a)                                 Expiration and termination of this Agreement, in part or in its entirety, shall not extinguish any rights or obligations that have accrued to the benefit of either Party prior to such expiration or termination (as applicable), including any rights of the Service Provider to receive payment under Section 5.1.

(b)                                 The following provisions of this Agreement, together with all other provisions of this Agreement that expressly specify that they survive, shall survive expiration or termination of this Agreement, in part or in its entirety:  Article I, Section 2.15(b), Section 2.15(d), Article III, Article VIII, Article IX and Article XI, and Section 4.3, Section 5.2, and Section 7.1.  For the avoidance of doubt, Lilly shall be under no obligation to provide any technical support for any migrated data, systems or applications following the termination date of any Service in respect thereof except to the extent that the need for technical support is a direct result of Lilly’s breach of this Agreement.

ARTICLE V

COMPENSATION

SECTION 5.1                                             Compensation.

(a)                                 Beginning on the Charge Commencement Date, the Service Recipient shall pay to the Service Provider in accordance with the terms of this Agreement:  (i) the Set-Up Costs; (ii) the Service Exit Costs; (iii) the In-Flight Project Costs; (iv) BAU Service Costs; (v) Program Charges and (vi) a fee for each Scheduled Service provided to the Service Recipient hereunder in accordance with the charges for such Scheduled Service set forth in Exhibit A or Exhibit C ((vi) the “Scheduled Fees” and, together with (i) through (v), the “Service Fees”).  To the extent that any Third-Party Costs are not reflected in the Service Provider’s calculation of the Service Fees under this Section 5.1(a), such Third-Party Costs shall be in addition to the Service Fee.  For clarity, all such Third-Party Costs will be passed through to the Service Recipient at the Service Provider’s cost without markup in accordance with this Article V and the Parties hereby acknowledge and agree that the Service Recipient shall not be doubly billed for any Service Fees, Third-Party Costs, Internal Costs, or any other costs or expenses that are owed under this Agreement.

(b)                                 Pursuant to Section 5.1(a), it is the intent of the Parties that, for the calendar years 2018, 2019 and 2020 and January 1 through March 31, 2021, the Scheduled Fees be based on Costs.  On April 1, 2021, Lilly may by written notice increase all Scheduled Fees by a mark-up of seven percent (7%).  On and after January 1, 2022 and for each calendar year thereafter during the Term, all Scheduled Fees will have their price adjusted by a percentage equal to the percentage change in the Consumer Price Index (All Urban Consumers) issued by the United States Bureau of Labor Statistics over the prior year.  Notwithstanding the foregoing, if at any time a Party believes that (i) the Scheduled Fee contemplated by a specific Scheduled Service in Exhibit A or Exhibit C is materially insufficient or materially excessive, in each case by an amount equal to or greater than the Scheduled Service Margin with respect to compensation for the actual Cost (plus any applicable mark-up or surcharge after April 1, 2021)

of providing such Scheduled Service it is obligated to provide hereunder or (ii) the aggregate total of the Scheduled Fees contemplated by all of the Scheduled Services in Exhibit A or Exhibit C, is materially insufficient or materially excessive, in each case by an amount equal to or greater than the Aggregate Scheduled Service Margin, in each case including as a result of a change in circumstances, it shall notify the other Party by or before the following August 1, and the Parties hereto will commence good-faith negotiations toward an agreement in writing as to the appropriate course of action with respect to pricing of such Scheduled Service(s) in the context of the annual discussions of each of the Parties’ business plans to ensure that the Service Provider is compensated in accordance with the foregoing principle.  If any such Scheduled Fee(s) are agreed to be adjusted as a result of such discussions, such adjusted Scheduled Fee(s) shall be effective as of the following January 1 and Exhibit A or Exhibit C, as applicable, shall be amended accordingly.  Without limitation of the foregoing, the Parties acknowledge and agree that additional employee hiring or retention costs not covered by any Service Fees may be reasonably incurred by a Service Provider to hire or retain necessary employees to provide a Service, which costs shall be for the account of the Service Recipient and shall be reimbursed by the Service Recipient to Service Provider in accordance with Section 5.1(a) as a Service Fee.  Prior to incurring any such employee hiring or retention costs, the Service Provider shall provide the Service Recipient with ninety (90) days’ written notice of the reasonable need to incur such costs.  The Service Recipient shall have thirty (30) calendar days from the date of receipt of such notice to provide the Service Provider with written confirmation as to whether it desires for such costs to be incurred in connection with the provision of the relevant Service.  If the Service Recipient does not timely provide such confirmation or otherwise confirms that it does not desire such costs to be incurred in connection with the provision of the relevant Service, the Service Provider shall not incur such costs and shall thereafter have no obligation to provide the relevant Service under this Agreement.  If the Service Recipient does timely provide such confirmation that it desires such costs to be incurred in connection with the provision of the relevant Service, such costs shall be borne by the Service Recipient and incorporated into the relevant Service Fee.

(c)                                  If the Service Period of a Scheduled Service has been extended pursuant to Section 4.1(c), or a Service Recipient otherwise fails to exit a Scheduled Service upon the expiration of the initial Service Period of such Scheduled Service, then the Scheduled Fees payable on the expiration date of the initial Service Period with respect to such Scheduled Service, shall be subject to:  (i) a ten percent (10%) surcharge for the three (3) months after the expiration date of such initial Service Period; (ii) a twenty percent (20%) surcharge for the three (3) months following the period set forth in (i); (iii) a thirty percent (30%) surcharge for the six (6) months following the period set forth in (ii); and (iv) a fifty percent (50%) surcharge thereafter.  For the avoidance of doubt, any such surcharges shall be applied in addition to any mark-up on Scheduled Fees pursuant to Section 5.1(b).

SECTION 5.2                                             Taxes.

(a)                                 Service Fees are exclusive of any VAT chargeable with respect to the supply of Services under this Agreement.  To the extent any such Service Fee is subject to any VAT, or in the event of any amendment to VAT legislation or for any other reason the sums invoiced without VAT in accordance with this Agreement become or are subject to VAT, then the Service Recipient receiving such supply (and the invoices relating thereto) shall, in addition to the sums payable, pay the Service Provider, or its invoicing Subsidiary, on receipt of a valid VAT invoice, the full amount of VAT chargeable thereon.

(b)                                 The Service Recipient shall be responsible for all goods and services, value added, sales, use, gross receipts, business, consumption and other similar taxes, levies and charges (other than income taxes) imposed by applicable taxing authorities attributable to the supply of Services or any payment hereunder, whether or not such taxes, levies or charges are shown on any invoices.  If the Service Provider is required to pay any part of such taxes, levies or charges, the Service Recipient shall promptly reimburse the Service Provider for such taxes, levies and charges.

(c)                                  If applicable Law requires that an amount in respect of any taxes, levies or charges be withheld from any payment by the Service Recipient to the Service Provider under this Agreement, the amount payable to the Service Provider shall be increased as necessary so that, after the Service Recipient has withheld amounts required by applicable Law, the Service Provider receives an amount equal to the amount it would have received had no such withholding been required, and the Service Recipient shall withhold such taxes, levies or charges and pay such withheld amounts over to the applicable taxing authority in accordance with the requirements of the applicable Law and provide the Service Provider with a receipt confirming such payment.  The Parties shall reasonably cooperate to determine whether any such deduction or withholding applies to the Services, and if so, shall further reasonably cooperate to minimize applicable withholding taxes.

(d)                                 Cross-border Services to be performed hereunder may fall within Article 44 of the EU VAT Directive or the relevant equivalent national provision or any similar provision applying outside the European Union, such that the Service Recipient, and not the Service Provider, is obliged to account for VAT chargeable in relation to the Services.  In such case, the Service Recipient hereby agrees that with respect to each applicable jurisdiction, the Service Recipient Party (whether Lilly or Company) will itself account for VAT in its own jurisdiction on the performance of such cross-border Services made to it hereunder and that the Service Provider Party (whether Lilly or Company) will (to the extent legally possible), issue invoices without local VAT.  The Service Recipient agrees that with respect to each such jurisdiction, it will provide on request to the Service Provider, a valid VAT registration number and certificate (or equivalent documentation) in the jurisdiction with respect to the receipt of such cross-border Services.

(e)                                  References in this Agreement to “Costs” or “costs” incurred by a Party shall include any amount of VAT comprised in such Costs or costs, other than any such amount of VAT which that Party (or, if relevant, any other member of such Party’s Group for VAT purposes) is entitled to recover (whether by credit, repayment or otherwise).

ARTICLE VI

PAYMENT TERMS

SECTION 6.1                                             Invoicing.  Except as otherwise provided herein or otherwise specified in Exhibit A, Exhibit C or Exhibit D, Lilly and Company shall each invoice the other Party for the Scheduled Fees and In-Flight Project Costs for each of the applicable Services performed hereunder by it or a member of its Group as a Service Provider as of the Charge Commencement Date for such other Party or a member of its Group as a Service Recipient, and if applicable, any Third-Party Costs incurred in connection therewith and not included in such Scheduled Fees or In-Flight Project Costs, on a monthly basis at the end of each month.  Any Set-Up Costs, Service Exit Costs, BAU Service Costs and Program Charges shall be invoiced by either Party as soon as reasonably practicable after such Party (or a member of its Group) has incurred the relevant Costs as a Service Provider on or after the Charge Commencement Date; provided, however, that any such Set-Up Costs, Service Exit Costs, BAU Service Costs and Program Charges incurred shall, in any event, be invoiced at least on a quarterly basis.  The invoiced Party shall pay the invoicing Party all amounts as may be due hereunder within sixty (60) calendar days from the date of invoice in U.S. dollars; to the extent that any Service Fees are required to be converted into U.S. dollars in connection with the foregoing, such Service Fees shall be converted into U.S. dollars in accordance with the currency conversion rate mechanisms set forth in Exhibit H.  All such invoices shall be delivered to the invoiced Party.  Any correspondence concerning such invoices shall be made to contacts at each Party designated within thirty (30) calendar days after the Effective Date, or as the relevant Service Provider shall later designate to the Service Recipient.

SECTION 6.2                                             Interest.  Except as expressly provided to the contrary in this Agreement, any amounts not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable) that are not paid within sixty (60) calendar days of such bill, invoice or other demand shall accrue interest a rate per annum equal to the Prime Rate plus five percent (5%) from but excluding the due date to and including the date of actual payment calculated on a daily basis until such payment is settled.

ARTICLE VII

INTELLECTUAL PROPERTY AND DATA

SECTION 7.1                                             Ownership of Intellectual Property and Data.

(a)                                 Each Party shall be the sole and exclusive owner of all Intellectual Property that it or any member of its Group, or any of its or their third party service providers, as applicable, creates under this Agreement, including any modifications to its systems and software, and any Intellectual Property created in performance of the Services (except as expressly provided in Section 7.1(b)).

(b)                                 All data collected or created pursuant to a Company Service and on behalf of Company shall be owned by Company, except that Lilly shall own technical data generated or created in providing the Company Services that relate to the operation of Lilly’s business infrastructure.

(c)                                  To the extent that any right, title or interest in or to any Intellectual Property or data vests in a member of a Group, by operation of Law or otherwise, in a manner contrary to the agreed upon ownership as set forth in this Agreement, either Lilly or Company, as applicable, shall, and hereby does, on behalf of itself and such member of its Group, perpetually and irrevocably assign to the other Party or a member of such Party’s Group any and all such right, title and interest throughout the world in and to such Intellectual Property and data, free and clear of all liens and encumbrances, without the need for any further action by any Group.  Each Party shall execute any documentation reasonably requested by the other Party to memorialize such assignment.  Except as set forth in Section 7.1(a) and Section 7.1(b), Lilly, on the one hand, and Company, on the other hand, retains all right, title and interest in and to their respective Intellectual Property and data, and no other license or other right, express or implied, is granted to any member of either Group to the other Group’s Intellectual Property or data under this Agreement.

SECTION 7.2                                             License Grants.

(a)                                 Lilly hereby grants (and shall cause relevant members of the Lilly Group to grant) to the Company Group a non-exclusive, non-sublicensable, non-transferable, limited license to use during the Term the Intellectual Property provided by Lilly (or any relevant members of the Lilly Group) to the Company Group under this Agreement, solely to the extent required to receive or provide the Services, as applicable.

(b)                                 Company hereby grants (and shall cause relevant members of the Company Group to grant) to the Lilly Group a non-exclusive, non-sublicensable, non-transferable, limited license to use during the Term the Intellectual Property provided by Company (or any relevant members of the Company Group) to the Lilly Group under this Agreement, solely to the extent required to receive or provide the Services, as applicable.

ARTICLE VIII

INDEMNIFICATION; LIMITATIONS OF LIABILITY; DISCLAIMERS

SECTION 8.1                                             Indemnification.  Each Party agrees to indemnify, defend and hold harmless the other Party and any member of such other Party’s Group and its or their Representatives from and against all Losses resulting from or otherwise relating to a third party action, suit, proceeding or claim (“Third Party Claim”) involving gross negligence or willful misconduct by the first Party, any member of such first Party’s Group or its or their Representatives connection with the performance of its obligations under this Agreement.

SECTION 8.2                                             Procedures for Indemnification of Third Party Claims.  For the avoidance of doubt and subject to the provisions set forth in Section 8.1, the procedures for each Party’s indemnification obligations under this Agreement with respect to Third Party Claims shall be governed, mutatis mutandis, by Sections 4.05 and 4.06 of the Separation Agreement.

SECTION 8.3                                             Limitations of Liability.

(a)                                 Limitation of Liability for Service Noncompliance.  Except with respect to a Party’s gross negligence or willful misconduct, each Party’s maximum liability to, and the sole remedy of, the other Party under or in connection with Service Noncompliance under this Agreement (including any breach hereof) shall be a refund of the Service Fees paid for the particular Service, except that if the Service Provider completely fails to provide a Service in its entirety and fails to resume providing such service within thirty (30) calendar days following written notice thereof from the Service Recipient, the Service Provider’s liability may also include:  (i) the Service Recipient’s incremental cost of performing the Service itself; or (ii) the Service Recipient’s incremental cost of obtaining the Service from a third party; provided that, in each case, the Service Recipient shall exercise its reasonable best efforts under the circumstances to minimize the cost of any such alternatives to the Services by selecting the most cost-effective alternatives which provide the functional equivalent of the Services replaced and in any event, the Service Provider’s maximum liability shall be subject to Section 8.3(b).  Each Party agrees that the receipt of Services shall be an unqualified acceptance of, and a waiver by, such Party of its rights to assert any claim with respect to Service Noncompliance unless it gives written notice of the Service Noncompliance to the other Party within the later of: (i) thirty (30) calendar days after the date on which such asserting Party became, or should have become, aware of the facts, events, occurrences or circumstances underlying such claim; or (ii) sixty (60) calendar days after receipt of the Service by such asserting Party.

(b)                                 General Limitation of Liability.  Notwithstanding anything to the contrary contained herein, in no event shall either Party’s liability under or in connection with this Agreement or the Services in the aggregate exceed the amount of Service Fees paid by the other Party to such Party under Section 5.1 in the twelve (12) months preceding the related breach, claim or action.

(c)                                  Special Damages.  Notwithstanding any other provision of this Agreement to the contrary, and except as provided below, in no event will either Party or any Person in its respective Group be liable for special, incidental, indirect, collateral, consequential or punitive damages or lost profits suffered by an indemnitee, however caused and on any theory of liability, in connection with any damages arising hereunder or thereunder; provided, however, that to the extent an indemnitee is required to pay any damages, including special, incidental, indirect, collateral, consequential or punitive damages or lost profits, to a Person who is not in either Group in connection with a Third Party Claim and is entitled to indemnification hereunder therefor, such damages will constitute direct damages and will not be subject to the exclusion set forth in this Section 8.3(c).

(d)                                 Disclaimer of Representations and Warranties.  EACH OF LILLY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE LILLY GROUP) AND COMPANY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE COMPANY GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE SEPARATION AGREEMENT OR IN ANY OTHER ANCILLARY AGREEMENT, NEITHER PARTY MAKES ANY EXPRESS REPRESENTATIONS OR WARRANTIES, AND NO REPRESENTATION OR WARRANTY SHALL BE IMPLIED UNDER THIS AGREEMENT OR AT LAW, WITH RESPECT TO THIS AGREEMENT, THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT OR OTHERWISE, INCLUDING WARRANTIES OF HABITABILITY, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR FOREIGN LAWS).

ARTICLE IX

DISPUTE RESOLUTION

SECTION 9.1                                             Dispute Resolution.  Prior to the initiation of any Action relating to this Agreement and subject to the obligations set forth in Section 2.7 and Section 5.1(b), any dispute, controversy or claim arising out of or in connection with this Agreement or the transactions contemplated hereby shall first be referred to the relevant Local Service Leads, Global Function Leads and TSA Managers (in the foregoing order), who shall attempt in good faith to resolve any such dispute, controversy or claim.  If such dispute, controversy or claim cannot be resolved by each of the relevant Local Service Leads, Global Function Leads and TSA Managers within three (3) consecutive thirty (30) calendar day resolution periods beginning on the relevant date of referral to such Local Service Lead, Global Function Lead or TSA Manager, it shall be referred to the TSA Executives, who shall attempt, in good faith, to resolve such dispute, controversy or claim.  Prior to the Distribution or Other Disposition, any dispute, controversy or claim that is not resolved by the TSA Executives may be resolved by Lilly in its sole discretion.  Following the Distribution or Other Disposition, any dispute, controversy or claim that is not resolved by the TSA Executive shall be referred to the Chief Executive Officer of Company and the Chief Financial Officer of Lilly for resolution.

ARTICLE X

LOCAL SERVICE AGREEMENTS

SECTION 10.1                                      Local Service Agreements.  Each of the Parties recognizes and agrees that there may be a need to document separately the Services provided hereunder in various countries from time to time to the extent necessary to comply with applicable Law or as otherwise agreed by the Parties.  If such an agreement is required by applicable Law in the reasonable mutual determination of the Parties, or the Parties mutually determine it is otherwise necessary or desirable, Lilly and the Company shall cause each of their appropriate Subsidiaries, respectively, to enter into local implementing agreements of this Agreement (each, a “Local Service Agreement”); provided, however, that the execution or performance of any such Local Service Agreement shall in no way alter or modify the principle of any term or condition hereof and the sole remedies under such Local Service Agreement shall be the remedies (subject to each and every limitation) set forth herein. Any references herein to this Agreement and the Services to be provided hereunder shall include any Local Service Agreement and the Local Services (as shall be defined in the Local Agreement) to be provided thereunder.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1                                      Counterparts; Entire Agreement; Conflicting Agreements.

(a)                                 This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each Party and delivered to the other Party.  Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as being, executed by an original signature.

(b)                                 This Agreement, the Separation Agreement, the other Ancillary Agreements, the exhibits, the schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.

(c)                                  In the event of any inconsistency between this Agreement and any other agreement entered into in connection with the Transaction (including the Separation Agreement), the Separation Agreement shall prevail.  In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement, the Separation Agreement shall control.

SECTION 11.2                                      No Construction Against Drafter.  The Parties acknowledge that this Agreement and all the terms and conditions contained herein have been fully reviewed and negotiated by the Parties.  Having acknowledged the foregoing, the Parties agree that any principle of construction or rule of Law that provides that, in the event of any inconsistency or ambiguity, an agreement shall be construed against the drafter of the agreement shall have no application to the terms and conditions of this Agreement.

SECTION 11.3                                      Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Indiana, without regard to the conflict of laws principles thereof that would result in the application of any Law other than the Laws of the State of Indiana.

SECTION 11.4                                      Assignability.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that no Party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party or Parties hereto.

SECTION 11.5                                      Third Party Beneficiaries.  Except for the indemnification rights under this Agreement of any Lilly Indemnitee or the Company Indemnitee in their respective capacities as such: (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including employees of the Parties hereto) except the Parties any rights or remedies hereunder; and (b) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person (including employees of the Parties hereto) with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

SECTION 11.6                                      Notices.  All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b)

deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to Lilly, to:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Attention:       Chief Financial Officer

With a copy to:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Attention:       General Counsel

If to Company to:

Elanco Animal Health Incorporated

2500 Innovation Way

Greenfield, Indiana 46140

Attention:       Chief Financial Officer

With a copy to:

Elanco Animal Health Incorporated

2500 Innovation Way

Greenfield, Indiana 46140

Attention:       General Counsel

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

SECTION 11.7                                      Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the rights and obligations contemplated by this Agreement be fulfilled as originally contemplated to the greatest extent possible.

SECTION 11.8                                      Force Majeure.  No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment.  In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of such delay.

SECTION 11.9                                      Headings.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.10                               Waivers of Default.  Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.

SECTION 11.11                               Specific Performance.  In the event of any actual or threatened default or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in each case (a) without the requirement of posting any bond or other indemnity and (b) in addition to any other remedy to which it or they may be entitled, at Law or in equity.  Such remedies shall be cumulative with and not exclusive of and shall be in addition to any other remedies which any Party may have under this Agreement, or at Law or in equity or otherwise, and the exercise by a Party hereto of any one remedy shall not preclude the exercise of any other remedy.

SECTION 11.12                               Amendments.  No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

SECTION 11.13                               Interpretation.  Interpretation of this Agreement (except as specifically provided in this Agreement, in which case such specified rules of construction shall govern with respect to this Agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) a reference to any Person includes such Person’s permitted successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; and (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

SECTION 11.14                               Waiver of Jury Trial.  SUBJECT TO Article IX AND Section 11.11 AND Section 11.15 HEREIN, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.14.

SECTION 11.15                               Submission to Jurisdiction; Waivers.  With respect to any Action relating to or arising out of this Agreement, subject to the provisions of Article IX, each Party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the State of Indiana and any court of the United States located in the State of Indiana, (b) waives any objection which such Party may have at any time to the laying of venue of any Action brought in any such court, waives any claim that such Action has been brought in an inconvenient forum and further waives the right to object, with respect to such Action, that such court does not have jurisdiction over such Party and (c) consents to the service of process at the address set forth for notices in Section 11.6 herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable Law.

SECTION 11.16                               No Agency.  Nothing contained herein shall be construed to place the parties in the relationship of partners, joint venturers, principal and agent, or employer and employee.  Neither Party shall have the power to assume, create, or incur liability or any obligation of any kind, express or implied, in the name of or on behalf of the other Party by virtue of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Transitional Services Agreement to be executed by their duly authorized representatives.

ELI LILLY AND COMPANY

By:
Name:
Title:

ELANCO ANIMAL HEALTH INCORPORATED

By:
Name:
Title:

[Signature Page to Transitional Services Agreement]

EXHIBIT A — LILLY SCHEDULED SERVICES

EXHIBIT B — LILLY EXCLUDED SERVICES

EXHIBIT C — COMPANY SCHEDULED SERVICES

EXHIBIT D — IN-FLIGHT PROJECTS AND IN-FLIGHT PROJECT COSTS

EXHIBIT E — PROGRAM SERVICES AND PROGRAM CHARGES

EXHIBIT F — SERVICE CHANGE AND PROGRAM SERVICE REQUEST FORM

EXHIBIT G — TSA STEPDOWN TERMINATION APPROACH

EXHIBIT H — CURRENCY CONVERSION RATES